SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 8, 2016

CRAFT BREW ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
(Address of Principal Executive Offices, Zip Code)

(503) 331-7270
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective January 8, 2016, Craft Brew Alliance, Inc. (the "Company"), entered into brewing agreements with Rainier Brewing Company (“Rainier”), a subsidiary of Pabst Brewing Company, under which Rainier will begin brewing selected Rainier brands at the Company’s brewery in Woodinville, Washington, in the spring of 2016 under an alternating proprietorship or services agreement. The Company will continue to operate the Woodinville brewery and the adjacent Redhook Forecaster’s Pub under the agreements, which expire on December 31, 2018.
In conjunction with the brewing agreements, the Company granted Rainier an option to purchase the Woodinville brewery and adjacent pub, as well as related assets (together, the “Property”), at any time prior to termination of the brewing agreement. The purchase price of the Property will be $25,000,000 if Rainier exercises the option during the first year of the agreement, $26,000,000 if exercise occurs during the second year of the agreement, and $28,000,000 if Rainier exercises the option during the third year of the agreement and on or before the close of business on December 31, 2018. Under the option agreement, Rainier has the right to conduct an additional diligence review of environmental and title issues relating to the Property, and to terminate both the brewery agreements and the option agreement if it is not satisfied with its diligence investigation of those matters at the end of the review period, which is expected to expire by April 17, 2016.
If Rainier exercises its option to purchase the Property, the closing of the purchase will be subject to the satisfaction of various conditions specified in the option agreement. If Rainier does not exercise its option to purchase the Property, it may be required to pay a termination fee to the Company. The termination fee will not be payable if certain conditions to Rainier’s obligations to close the purchase transaction specified in the option agreement are not met.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREW ALLIANCE, INC.

Dated: January 14, 2016	By:	/s/Joseph K. Vanderstelt
Joseph K. Vanderstelt
Chief Financial Officer